CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The General Partner and Unitholders
AllianceBernstein L.P.
AllianceBernstein Holding L.P.


We consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to AXA Equitable Life Insurance Company's Registration Statement File No. 333-141082 on Form N-4 of our reports dated February 24, 2006, with respect to the consolidated statements of income, changes in partners' capital and comprehensive income and cash flows of AllianceBernstein L.P. for the year ended December 31, 2005, and the statements of income, changes in partners' capital and comprehensive income and cash flows of AllianceBernstein Holding L.P. for the year ended December 31, 2005. We also consent to the incorporation by reference in the Prospectus of our reports dated February 24, 2006 appearing in AXA Equitable Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2007 and to the reference of our firm under the heading "Incorporation of certain documents by reference" in the Prospectus and as experts under the heading "Custodian and independent registered public accounting firm" in the Statement of Additional Information.





/s/ KPMG LLP
New York, New York
April 21, 2008